Exhibit 10.4.2

REAL ESTATE PURCHASE CONTRACT

THIS REAL ESTATE PURCHASE CONTRACT (this “Contract”) made as of January 6, 2004, by and between Cost Plus, Inc., a California corporation, or assigns, hereinafter referred to as “Buyer”, whose address is 200 4th Street, Oakland, California 94607 (Fax: (415) 433-5530; Email: bsimon@cwclaw.com); and GEM Big Bethel, L.L.C. hereinafter referred to as “Seller”, whose address is c/o Ellis-Gibson Development Group, 1081 19th Street, Suite 203, Virginia Beach, Virginia 23451-5600 (Fax: 757 497-2943; Email: dellis@egdg-vb.com).

W I T N E S S E T H:

That for and in consideration of the sum of Twenty Thousand and No/One-Hundredths Dollars ($20,000.00) (the “Deposit”), by check to Seller, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell and Buyer agrees to buy, at the price and upon the terms, provisions and conditions hereinafter set forth, (a) the real property more particularly described on Exhibit A attached hereto and made a part hereof, together with (i) any and all improvements thereon and appurtenances thereunto belonging (the “Real Property”), (ii) Seller’s interest in all contracts and other agreements in connection with the operation and maintenance of the Real Property (the “Contracts”, a list of which is attached hereto and incorporated herein as Exhibit B), and (iii) all intangible personal property used in the operation of, located at, or associated with the Real Property, including without limitation transferable permits, licenses, entitlements, certificates, approvals, and consents granted or issued by any governmental or quasi-governmental agency; all warranties and guarantees, if any, by third parties covering the Real Property and the improvements, including without limitation all warranties and guarantees by architects, contractors, subcontractors, engineers, and/or vendors, and all rights and claims that Seller has or may have against third parties with respect to the Real Property (collectively, the “Intangible Interests”); and (b) all of Seller’s right, title and interest in and to that certain Option Agreement and Real Estate Purchase Contract, dated January 12, 2001, by and between the Industrial Development Authority of Isle of Wight County, Virginia and GEM 460 Associates I, L.L.C., relating to approximately 6.6 acres of real estate located contiguous to the Real Property (the “Option Property”), a copy of which is attached hereto as Exhibit C and made a part hereof (the “Option”, together with the Real Property, the Contracts, and Intangible Interests comprise the “Property”).

1.    PURCHASE PRICE. The purchase price of the Property shall be as follows:

$ 20,000.00	Deposit herewith.

26,480,000.00	Additional cash at the Closing Date, herein defined, by wire transfer, such amount to be reduced by $50,000.00 if Buyer has timely delivered to Seller the Extension Notice and the Extension Deposit before the expiration of the Inspection Period referred to in Section 5.

$26,500,000.00	Total Purchase Price.

2.    CLOSING. This transaction shall be closed and settled at the offices of Williams Mullen in Virginia Beach, Virginia, on April 15, 2004; provided, however, such date shall be extended to May 14, 2004, if Buyer timely delivers to Seller the Extension Notice and the Extension Deposit before the expiration of the Inspection Period referred to in Section 5 (the “Closing Date”). Notwithstanding anything to the contrary in this Contract or as may be provided by statutory or common law, the Closing Date shall be deemed of the essence.

At the Closing, Seller shall execute and deliver to Buyer the following:

A.    A Special Warranty Deed conveying the Real Property to Buyer or Buyer’s wholly owned affiliate, or Buyer’s assignee that has been previously approved in writing by Seller, which approval shall not be unreasonably withheld, conditioned, or delayed; and in the event of any such assignment and approval by Seller, all references to “Buyer” herein shall refer to such assignee. Seller shall submit the proposed form of Special Warranty Deed and, to the extent available, any other assignment/transfer documents, or other Seller closing documents to Buyer for approval at least sixty (60) days prior to the Closing Date.

B.    An appropriate bill of sale, and such other documents as may be reasonably necessary to transfer any and all easements, permits, licenses, Contracts, Intangible Interests, and all other agreements and rights benefiting the Real Property including all access and utility easements Buyer determines reasonably necessary to the construction and full use and enjoyment of Buyer’s proposed additional facility to be constructed on the unimproved portion of the Real Property, the Option Property and any additional property to be acquired by Buyer from third parties (collectively, the “Expansion Property”) and Buyer’s current leasehold improvements over, across, and through Seller’s property adjacent to the Real Property provided such easements are situated so as not to materially impact Seller’s use of its adjacent property.

C.    Such affidavits and other documents as may be required by the title insurance company to issue an ALTA Owner’s Extended Coverage Policy of title insurance to Buyer without exception for mechanics/materialmens liens.

D.    Seller’s affidavit that Seller is not a foreign person for the purposes of Section 1445 of the Internal Revenue Code; and a Virginia Nonresident Real Property Owner Registration Form R-5 pursuant to Section 58.1-317 of the Virginia Code.

E.    An assignment of the Option, together with the unconditional consent to assignment by the Seller under the terms of the Option.

F.    An Agreement, dated and effective the Closing Date, by and between the Buyer and the Seller (the “Lease Termination Agreement”), terminating that certain Industrial Real Estate Lease, dated February 12, 2001, as amended by that certain First Amendment To Industrial Real Estate Lease, dated January 24, 2002 (collectively, the “Lease”).

G.    Originals of the Contracts, Intangible Interests, and such additional documents as Buyer may reasonably request in order to consummate this transaction and fully comply with this Contract.

At the Closing, Buyer shall execute and deliver to the Seller the following:

H.    The Lease Termination Agreement.

I.      The unpaid portion of the Purchase Price in immediately available funds.

J.     Such additional documents as Seller may reasonably request in order to consummate this transaction and fully comply with this Contract.

3.    CLOSING COSTS. Seller shall pay for preparation of the Special Warranty Deed, the grantor’s recording tax and any fees necessary to release the lien of that certain Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, dated January 30, 2002, recorded in the Clerk’s Office of the Circuit Court of Isle of Wight County, Virginia (the “GEBAF Deed of Trust”) including, but not limited to, any fees owed to General Electric Capital Business Asset Funding Corporation as may be required to prepay in full the amount secured by the GEBAF Deed of Trust; all other deed recording fees and recording taxes customarily paid by a buyer in a commercial real estate transaction of this nature in the Commonwealth of Virginia shall be paid by Buyer. Each party shall pay their own attorney’s fees and other costs.

4.    POSSESSION, RISK OF LOSS. Possession of Seller’s interest in the Real Property and the Property shall transfer to Buyer at Closing, and all risk of loss or damage shall be borne by Seller until Closing.

5.    DUE DILIGENCE. Following the date of this Contract until 5 o’clock p.m. Eastern Standard Time on March 15, 2004 (the “Inspection Period”), Buyer, its agents, employees and contractors, at Buyer’s risk, cost and expense, shall have the right to undertake a thorough examination of all conditions relating to the Real Property, the Contracts, the Intangible Interests, and the Option which would affect the ability of Buyer to utilize the same for the Buyer’s purposes, including, but not limited to the following:

A.    Review and investigation of the suitability of the Real Property and the Option Property for expansion (including without limitation the legal permissibility of such expansion).

B.    Review and investigation of the condition of the title of the Real Property and the real estate subject to the Option.

C.    To make investigations and non-destructive testing regarding wetlands, hazardous/toxic substances and other applicable governmental regulations and requirements with regard to the Real Property and to make investigations of any actual or potential deficiencies in the buildings and other improvements to the Real Property. Buyer may perform its own environmental investigations and tests to determine the existence, non-existence and/or extent of hazardous, toxic, or other regulated substances or conditions and the effects of the same.

Buyer shall provide to Seller as soon as reasonably practicable after its receipt of same, at no cost to Seller, copies of all title reports, surveys, environmental studies and other investigations that Buyer conducts regarding the Real Property. In addition, Buyer shall regularly inform Seller throughout the Inspection Period of Buyer’s progress on its review and investigation of the suitability of the Real Property for Buyer’s purposes. Buyer shall indemnify, defend and hold Seller harmless from any liens or claims for the cost of any such surveys, tests and studies, and any claims with respect to personal injury, death or damage to personal property to the extent arising out of any such surveys, tests and studies or otherwise proximately caused by access to or activities on the Real Property by Buyer or its agents or contractors in connection with the exercise of Buyer’s rights under this Contract. Buyer’s indemnity of Seller hereunder shall survive the rescission, cancellation, termination or consummation of this Contract. Further, Buyer shall repair any damage to or disturbance of the Real Property caused by such surveys, tests and other studies of the Real Property, if the transaction contemplated under this Contract does not close.

Within fourteen (14) days after the date of this Contract, Seller shall provide to Buyer (at no cost to Buyer) any and all materials in Seller’s possession or control pertaining to the Real Property (but only if not previously delivered to Buyer), including, but not limited to, copies of the following: engineering and architectural plans and specifications for the Real Property, studies and surveys of the Real Property, notices, citations, warnings or any other form documentation related to the Real Property from governmental or quasi governmental agencies, any and all claims asserted by any other party whether or not settled since the date of original construction, claims of any taxing authority asserting any claim against the Real Property, all environmental reports and investigation/test results, and any other information or documentation desired by Buyer reasonably related to the Real Property and either in Seller’s possession or control.

If Buyer in its sole and absolute discretion, determines that the Property is not suitable for Buyer’s use whether for any reason or no reason at all, Buyer may terminate this Contract by written notice to Seller (the “Termination Notice”), given by fax, electronic mail or hand delivery, before the expiration of the Inspection Period, in which event copies of all of the above documents and studies previously provided to Buyer shall be returned to Seller at Buyer’s expense, and no party shall have any further liability to the other under this Contract, except as provided elsewhere herein. In the event that Buyer elects to terminate this Contract, the Deposit shall be retained by Seller to compensate Seller for its expenses incurred in accommodating Buyer’s interest in purchasing the Property. In the event that Buyer does not terminate this Contract and does not exercise Buyer’s election contained in the next paragraph prior to the expiration of the Inspection Period, this Contract shall be binding on Seller and Buyer, subject to its terms but to no other contingencies except (i) no material change in the status of any condition or matter pertaining to or affecting the Property, (ii) the provision to Buyer of the Title Policy on the Real Property referred in Section 7 below and (iii) Seller’s performance of its obligations under Section 6 of this Contract and Seller’s restatement of its representations and warranties contained in Section15 of this Contract, and the Seller and Buyer shall proceed to Closing on the Closing Date. At the Closing, the Deposit shall be applied against the unpaid balance of the Purchase Price.

At the Buyer’s election, by written notice to Seller (the “Extension Notice”), given by fax, electronic mail or hand delivery before the expiration of the Inspection Period, accompanied by Buyer’s non-refundable extension deposit in the amount of $50,000.00 (the “Extension Deposit”), Buyer, its agents, employees and contractors, at Buyer’s risk, cost and expense, shall have the right to continue its due diligence and investigation into the Property’s suitability for Buyer’s intended use and development but only as to the specific matters listed in the Extension Notice (the “Extension Notice Matters”) until 5 o’clock p.m. Eastern Standard Time on April 15, 2004 (the “Extension Period”). If Buyer in its sole and absolute discretion, determines that the Property is not suitable for Buyer’s use solely on account of one or more of the Extension Notice Matters, Buyer may terminate this Contract by written notice to Seller (the “Termination Notice”), given by fax, electronic mail or hand delivery, before the expiration of the Extension Period, in which event copies of all of the above documents and studies previously provided to Buyer shall be returned to Seller at Buyer’s expense, and no party shall have any further liability to the other under this Contract, except as provided elsewhere herein. In the event that Buyer elects to terminate this Contract, the Deposit and the Extension Deposit shall be retained by Seller to compensate Seller for its expenses incurred in accommodating Buyer’s interest in purchasing the Property. In the event that Buyer does not terminate this Contract prior to the expiration of the Extension Period, this Contract shall be binding on Seller and Buyer, subject to its terms but to no other contingencies except (i) no material change in the status of any condition or matter pertaining to or affecting the Property, (ii) the provision to Buyer of the Title Policy on the Real Property referred in Section 7 below and (iii) Seller’s performance of its obligations under Section 6 of this Contract and Seller’s restatement of its representations and warranties contained in Section15 of this Contract, and the Seller and Buyer shall proceed to Closing on the Closing Date. At the Closing, the Deposit and the Extension Deposit shall be applied against the unpaid balance of the Purchase Price.

6.      TITLE. Seller shall convey to Buyer marketable and insurable fee simple title to the Real Property free and clear of all easements, restrictions, tenancies, liens, encumbrances and other title exceptions except real estate taxes not yet due and payable and any easements and restrictions of record as of the date of this Contract.

7.      TITLE POLICY. Buyer’s title company shall be prepared to issue to Buyer at Closing a current ALTA Owner’s Extended Coverage Policy of title insurance showing title to the Real Property vested in Buyer, subject only to the lien of real property taxes for the current fiscal year not yet due and payable and exceptions to title on the Buyer’s title company Preliminary Report not objected to (or, alternatively, waived after objection) by Buyer, with such endorsements as Buyer shall request (the “Title Policy”).

8.      PROPERTY CONDITION. Buyer agrees to accept the Real Property in its current condition, AS IS, WHERE IS. During the period between the date of this Contract and the Closing, Seller and Buyer will continue to perform their respective obligations and duties under the Lease with respect to the maintenance and repair, operation and insuring of the Real Property. Nothing contained herein shall be deemed or construed to amend, modify, supplement or suspend any provision of the Lease; it being the intention of the parties that the Lease shall remain in full force and effect until the Closing and the mutual execution and delivery by the Seller and the Buyer of the Lease Termination Agreement.

9.      PRORATIONS. All rents, CAM charges, estimated payments, utility charges (including, but not limited to, all charges for services of any type furnished to the Real Property by any governmental agencies, public utilities and/or private utilities), and all other periodic payments associated with the Real Property shall be current and prorated as of the Closing Date.

10.    AD VALOREM TAXES AND ASSESSMENTS. Seller shall pay all delinquent real estate taxes, including penalties and interest, and all current real estate taxes shall be prorated to the Closing Date. Seller also shall pay all special assessments or roll-back taxes which are a lien on the Real Property on the Closing Date, whether or not such assessments are past due, then due or are thereafter to become due, as well as any special assessments which are then known but which will be payable in whole or in part after the Closing Date.

11.    CONDEMNATION. If any authority having the right of eminent domain shall commence negotiations with Seller or shall commence legal action against Seller for the damaging, taking or acquisition of all or any part of the Real Property, either temporarily or permanently, by condemnation or by exercise of the right of eminent domain, Seller shall immediately give notice of the same to Buyer. Upon the occurrence of any of the foregoing events, Buyer shall have the right, at its option, to terminate this Contract by giving notice thereof to Seller on or before the Closing Date, in which event Buyer shall be released of all further obligations hereunder. In the event that Buyer elects to terminate this Contract, the Deposit shall be retained by Seller to compensate Seller for its expenses incurred in accommodating Buyer’s interest in purchasing the Property. If Buyer does not terminate this Contract, the purchase price for the Property shall be reduced by the total of any awards, settlement proceeds or other compensation received by Seller at or prior to Closing with respect to any damage, taking or acquisition. At Closing, Seller shall assign to Buyer all rights of Seller in and to any awards, settlement proceeds or other compensation payable by reason of any such damage, taking or acquisition. The risk of condemnation or eminent domain shall be borne by Seller until Closing. In the event of any negotiations with any authority regarding the payment of any awards or other sums or regarding any settlement on account of any damage, taking or acquisition through condemnation or eminent domain, Seller will inform Buyer of all such negotiations of which Seller has notice and will permit Buyer to take part in such negotiations.

12.    AGENTS: Seller and Buyer acknowledge that BT Commercial Real Estate is the only agent or broker regarding this transaction and they each agree to indemnify and save the other harmless from any liability or expense (including attorney’s fees) arising from any claim by any other agent or broker for a sales commission or other compensation arising from their respective actions. Buyer shall pay BT Commercial Real Estate a commission for its services in representing the Buyer, and Buyer shall hold Seller harmless from any liability whatsoever to BT Commercial Real Estate for any services provided or commission earned whether or not Closing occurs under this Contract.

13.    DEFAULT. If Buyer shall default under this Contract after the expiration of all applicable notice, grace, and cure periods, Seller may enforce this Contract by specific performance or Seller shall have any and all other remedies available to it at law or in equity. The retention of the Deposit, and the Extension Deposit, if applicable, by Seller shall in no way limit Seller’s ability to sue Buyer or Seller’s right to recover monetary damages as a result of Buyer’s breach of this Contract. If Seller shall default under this Contract after the expiration of all applicable notice, grace and cure periods, Buyer may enforce this Contract by specific performance or Buyer shall have any and all other remedies available to it at law or in equity. In the event of litigation, the losing party shall pay the prevailing party’s reasonable attorney’s fees and costs of litigation.

14.    EXCHANGE PROVISIONS. Any provision in this Contract to the contrary notwithstanding, the following provisions shall apply:

A.    At Seller’s option, exercisable by written notice to Buyer at or before Closing, in lieu of Seller selling the Property to Buyer for cash, Seller may instead elect to transfer the Property to Buyer in exchange for other real property of a like-kind (“Exchange Land”) to be designated by Seller at or after Closing such that the exchange shall qualify for nonrecognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended. If Seller elects to effect a like-kind exchange, Buyer shall cooperate in effecting the exchange, the exchange shall be completed through the use of a “qualified intermediary” as described in Section 14.B. below, and Seller shall indemnify and hold Buyer harmless from and against any loss, cost, damage or expense (including reasonable attorney’s fees and expenses) suffered by Buyer as a result of performing its obligations under this Section 14., assisting in the exchange, permitting the assignment of this Contract to an intermediary and making payment to that intermediary.

B.    If Seller elects to effect a like-kind exchange of the Property, Seller shall assign all of its right, title and interest in and to this Contract to Independent Trustees, Inc. as “qualified intermediary” under Treasury Regulation Section 1.1031(k)-1(g) (“Intermediary”). Seller shall provide written notice of the assignment (including a copy of the executed Agreement of Assignment) to Buyer. Seller does not presently intend to elect to transfer the Real Property to Buyer in exchange for Exchange Land but if Seller does elect to do so Seller shall provide Buyer as soon as reasonably practicable with information regarding such transaction and in any event Seller shall provide all requisite information concerning such an exchange to the extent relevant to the Closing no later than April 1, 2004. The assignment of Seller’s rights under this Contract shall not require the consent of Buyer or any other person or render Intermediary an additional obligor with respect to the agreements, obligations, representations, liabilities and warranties of Seller. Such assignment, however, shall in no way release Seller from its agreements, obligations, representations and warranties under this Contract. Following the assignment by Seller of its rights, title and interest under this Contract to Intermediary, Intermediary shall then complete the transfer of the Property to Buyer hereunder by causing Seller to convey the Property directly to Buyer, and Buyer shall concurrently pay the net cash purchase price due under this Contract to the Intermediary in accordance with instructions to be provided by Intermediary at or before Closing. Seller and Intermediary may then complete the like-kind exchange in the manner agreed upon between Seller and Intermediary. Buyer shall not be required to participate in the selection, acquisition or transfer of any Exchange Land to be conveyed to Seller or enter into any contracts for Exchange Land. Following Closing, or if Closing should fail to occur by May 15, 2004, Intermediary may, without the consent of Buyer, reassign all of its rights, title and interest under this Contract to Seller, including all rights and obligations in favor of Seller and/or Intermediary that survive Closing.

15.    SELLER’S REPRESENTATIONS AND WARRANTIES. As of the date of this Contract and as of the Closing Date, Seller represents and warrants to Buyer the following:

A.    Authority. This Contract and all documents and instruments executed or to be executed by Seller in connection with the transfer of the Property to Buyer have been or will be duly authorized, executed, and delivered, and each constitutes or shall constitute a legal, valid, and binding agreement enforceable against Seller in accordance with its terms, and no other consents, orders, or approvals are required in connection therewith.

B.    Title. Based solely upon that certain TICOR Title Insurance Policy No. 74107-094642 issued by Pioneer Title, dated January 31, 2002 @ 4:23 p.m. (the “Policy Date and Time”) in favor of General Electric Business Asset Funding Corporation (the “Prior Title Policy”) and without having undertaken any independent investigation, as of the Date and Time of the Prior Title Policy, to the best of Seller’s knowledge, the Seller had good and marketable fee simple title to the Real Property, free and clear of any and all mortgages, pledges, liens, encumbrances, security documents, bonds, options, claims, and charges, other than the GEBAF Deed of Trust and the exceptions from coverage as shown in Schedule B, Part I and Part II, in the Prior Title Policy.

C.    Bankruptcy. Seller has not filed, or been the subject of any filing of, any petition under the Federal Bankruptcy Law or any other bankruptcy or insolvency laws.

D.    Contracts. To the best of Seller’s knowledge without having undertaken any independent investigation, the Contracts are in full force and effect, and there are no contracts or other agreements in connection with the operation or maintenance of the Real Property other than the Contracts.

E.    Documents. To the best of Seller’s knowledge without having undertaken any independent investigation, all documents and information delivered by Seller to Buyer in accordance with this Contract are true, complete, and accurate in all respects.

F.    Material Defects. Without having undertaken any independent investigation, Seller has no knowledge of the existence of any material defects in the Real Property or the improvements or any portions or components thereof.

G.    Litigation. Without having undertaken any independent investigation, Seller has no knowledge of any pending or anticipated litigation or disputes affecting the Property or Seller’s ownership thereof.

H.    Eminent Domain. Seller has received no written notice (and without having undertaken any independent investigation, otherwise has no knowledge) from any governmental authority that eminent domain proceedings for the condemnation of all or any portion of the Real Property are pending or contemplated.

I.    Other Buyers or Tenants. Other than this Contract and the Lease, there is no binding agreement, understanding, letter of intent, or other commitment or arrangement of any kind between Seller and any other person, firm, corporation, or other entity relating to the sale, lease, or other disposition of the Property.

16.    BUYER’S REPRESENTATIONS AND WARRANTIES. As of the date of this Contract and as of the Closing Date, Buyer represents and warrants to Seller that this Contract and all documents and instruments executed or to be executed by Buyer in connection with the transfer of the Property to Buyer have been or will be duly authorized, executed, and delivered, and each constitutes or shall constitute a legal, valid, and binding agreement enforceable against Buyer in accordance with its terms, and no other consents, orders, or approvals are required in connection therewith.

17.    COVENANTS BEFORE CLOSING. Between the date of this Contract and the Closing Date, Seller covenants and agrees that Seller shall (i) not enter into any contract or other agreement (or any amendment to any contract or other agreement) in connection with the operation or maintenance of the Property which is not terminable upon thirty (30) days notice; and (ii) not enter into any binding agreement, understanding, letter of intent, or other commitment or arrangement of any kind with any other person, firm, corporation, or other entity relating to the sale, lease, or other disposition of the Property.

18.    MISCELLANEOUS.

A.    Any notice required or intended to be given to any party under the terms of this Contract shall be in writing and shall be deemed to be duly given if delivered personally or if sent via fax or electronic mail addressed to the party to whom notice is to be given at the party’s address set forth above, or at such other address as the party may hereafter designate by notice; however, a copy of any notice to Buyer also shall be given as aforesaid to Beau Simon, Cooper, White and Cooper LLP, 201 California Street, Seventeenth Floor, San Francisco, California 94111 (Fax: 415 433-5530; Email: bsimon@cwclaw.com) and any notice to Seller shall be given as aforesaid to William W. Harrison, Jr., Williams Mullen, 222 Central Park Avenue, Suite 1700, Virginia Beach, Virginia 23462 (Fax: 757 473-0395; Email: wharrison@williamsmullen.com).

B.    The forbearance or waiver by any party of a breach of any provision of this Contract shall not operate as or be construed to be a waiver of any subsequent or continuing breach thereof.

C.    This Contract shall be governed by and interpreted under the laws of the Commonwealth of Virginia, and in the event any provision of this Contract is held to be unenforceable, such provision shall be deemed severable, and shall not affect the enforcement of the remainder of this Contract.

D.    Seller agrees to cooperate fully with Buyer and further agrees to join in any and all applications for licenses, permits, approvals, and rezonings which may be necessary or desirable to Buyer; provided all associated costs are paid by Buyer.

E.    Whenever used herein, the singular shall include the plural, the plural the singular, and the use of any gender shall include all other genders.

F.    This Contract shall inure to the benefit of and be binding upon the parties hereto, their legal representatives, heirs, successors and assigns.

G.    This Contract constitutes the entire agreement and understanding between the parties; all prior negotiations between them have been merged with this Contract; there are no understandings, representations, warranties or covenants, either oral or written, other than those set forth herein; and neither this Contract nor any provision hereof shall be amended, altered or waived in any manner unless such amendment, alteration or waiver is in writing and signed by all parties.

H.    Regardless of whether or not the transaction contemplated herein is consummated, Seller and Purchaser agree not to disclose to any third party, without the prior written consent of the other party (which shall not be unreasonably withheld), the terms and conditions of this Contract, except to the extent that either party is legally required or compelled to do so.

I.    The parties shall each perform such acts, execute and deliver such instruments and documents, and engage in such activities as may be reasonably necessary to accomplish the transactions contemplated in this Contract; provided, however, that neither party shall be required to execute any agreements or other documents or undertake any activities by which liabilities are assumed by either party beyond those liabilities assumed by such party under this Contract.

J.    This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Contract shall not be effective until the execution and delivery between each of the parties of at least one set of counterparts. The parties authorize each other to detach and combine original signature pages and consolidate them into a single identical original. Any one of such completely executed counterparts shall be sufficient proof of this Contract. Confirmation of execution and delivery by telecopy of a facsimile signature page shall constitute a legal, valid, and binding execution of this Contract by any party so confirming.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

WITNESS the following duly authorized signatures and seals as of the day and year first above written.

SELLER:

GEM BIG BETHEL, L.L.C.

By:	/s/ JOHN L. GIBSON

John L. Gibson, III, Manager

BUYER:

COST PLUS, INC.

By:	/s/ JOHN J. LUTTRELL

John J. Luttrell, Senior V.P.
And Chief Financial Officer

#427674 v5 - real estate purchase contract – GEM Big Bethel/Cost Plus